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                              Exhibit 11.1


                            LSI LOGIC CORPORATION
                      CALCULATION OF EARNINGS PER SHARE
                  (In thousands, except per share amounts)
                                 (Unaudited)


                             Three Months Ended  Six  Months  Ended
                                June 30,            June 30,
                           1994      1993      1994    1993

Primary Earnings Per Share
Net income                  $23,438   $13,070  $42,793  $23,685

Average common and common
 equivalent shares:
 Average common shares
 outstanding                 51,492    47,194   50,343   46,447
 Dilutive options             1,620     1,680    1,606    1,690
                             53,112    48,874   51,949   48,137

Earnings per common and
 common equivalent share    $  0.44   $  0.27  $  0.82  $  0.49

Fully Diluted Earnings Per share

Net income                  $23,438            $42,793
Interest expense on
convertible subordinated
debt, net of tax effect       2,514              3,843

Adjusted net income         $25,952            $46,636

Average common and common
 equivalent shares on a fully
 diluted basis:

 Average common shares
  outstanding                51,492             50,343
 Convertible subordinated
     debt                    10,779              8,334
  Dilutive options            1,780              1,668
                             64,051             60,345


Fully diluted earnings
 per common and common
 equivalent share           $   0.41           $   0.77


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